As filed with the Securities and Exchange Commission on August 1, 2019
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Extraction Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-1473923
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

370 17th Street, Suite 5300 Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

Extraction Oil & Gas, Inc.
2016 Amended and Restated Long Term Incentive Plan
(Full title of the plan)

Eric J. Christ
Vice President, General Counsel & Corporate Secretary
370 17th Street, Suite 5300
Denver, Colorado 80202
(Name and address of agent for service)

(720) 557-8300
(Telephone number, including area code, of agent for service)

Copies to:

Julian J. Seiguer
Michael W. Rigdon
Kirkland & Ellis LLP
609 Main Street, 45th Floor
Houston, Texas 77002
(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	12,000,000	$3.51	$$42,120,000	$$5,062.83

(1) This registration statement on Form S-8 (this “Registration Statement”) covers the number of shares of Extraction Oil & Gas, Inc. common stock, $0.01 par value per share (“Common Stock”), stated above and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of additional securities that may become issuable pursuant to the Extraction Oil & Gas, Inc. 2016 Amended and Restated Long Term Incentive Plan (the “Plan”).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sale prices of the registrant's common stock on July 29, 2019, as reported on the NASDAQ Global Select Market.

EXPLANATORY NOTE

This Registration Statement is being filed by Extraction Oil & Gas, Inc., a Delaware corporation (the “Registrant”), pursuant to General Instruction E of Form S-8 under the Securities Act to register an additional 12,000,000 shares of Common Stock for issuance in connection with awards under the Plan, pursuant to amendment to the Plan approved by the Registrant’s Board of Directors on March 28, 2019 and approved by the Registrant’s stockholders on May 15, 2019 (the “Amendment”). The Amendment increased the number of shares of Common Stock authorized for issuance under the Plan from 20,200,000 shares to 32,200,000 shares (an increase of 12,000,000 shares) and made certain other administrative changes to the Plan.

These shares of Common Stock issuable under the Plan are additional securities of the same class as other securities for which the Registration Statement on Form S-8 (Reg. No. 333-214089) was filed with the United States Securities and Exchange Commission (the “ Commission”) on October 14, 2016 (the “Prior Registration Statement”). The information contained in the Prior Registration Statement is incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The following documents are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit No.	Description
4.1
Certificate of Incorporation of Extraction Oil & Gas, Inc., dated October 11, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-37907) filed with the Commission on October 14, 2016).

4.2
Certificate of Designations of Series A Preferred Stock of Extraction Oil & Gas, Inc., filed with the Secretary of State of the State of Delaware on October 17, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-37907) filed with the Commission on October 21, 2016).

4.3
Bylaws of Extraction Oil & Gas, Inc., dated October 11, 2016 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-37907) filed with the Commission on October 14, 2016).

4.4
Extraction Oil & Gas, Inc. 2016 Amended and Restated Long Term Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Form DEF 14A (File No. 001-37907) filed with the Commission on April 5, 2019).

5.1*	Opinion of Kirkland & Ellis LLP, as to the legality of the securities being registered hereby.
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Ryder Scott Company, L.P.
23.3*	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1 filed herewith).
24.1*	Power of Attorney (set forth on the signature page of this Registration Statement).

* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 1, 2019.

EXTRACTION OIL & GAS, INC.

By:	/s/ Russell T. Kelley, Jr.
Russell T. Kelley, Jr.
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Matthew R. Owens, Russell T. Kelley, Jr. and Eric J. Christ, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or supplements (including, without limitation, prospectus supplements, stickers and post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on August 1, 2019.

Name	Title
/s/ Matthew R. Owens	Acting Chief Executive Officer and Director (Principal Executive Officer)
Matthew R. Owens
/s/ Russell T. Kelley, Jr.	Chief Financial Officer (Principal Financial Officer)
Russell T. Kelley, Jr.
/s/ Tom L. Brock	Vice President, Chief Accounting Officer (Principal Accounting Officer)
Tom L. Brock
/s/ Mark A. Erickson	Director
Mark A. Erickson
/s/ John S. Gaensbauer	Director
John S. Gaensbauer
/s/ Peter A. Leidel	Director
Peter A. Leidel
/s/ Marvin Chronister	Director
Marvin Chronister
/s/ Patrick D. O’Brien	Director
Patrick D. O’Brien